Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Constellation Brands, Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-199293) and Form S-8 (Nos. 33-26694, 33-56557, 333-88391, 333-132061, 333-146849, 333-149206, and 333-161155) of Constellation Brands, Inc. (the Company) of our reports dated April 25, 2016, with respect to the consolidated balance sheets of Constellation Brands, Inc. and subsidiaries as of February 29, 2016 and February 28, 2015, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended February 29, 2016, and the effectiveness of internal control over financial reporting as of February 29, 2016, which reports appear in the February 29, 2016 annual report on Form 10-K of Constellation Brands, Inc.
/s/ KPMG LLP
Rochester, New York
April 25, 2016